EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HC2 RECEIVES NON-BINDING INDICATION OF INTEREST

FOR POTENTIAL ACQUISITION OF CONTINENTAL INSURANCE BUSINESS

NEW YORK, December 10, 2020 -- HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today that it has received a non-binding indication of interest (the “Indication of Interest”) for the potential acquisition of the Company’s insurance segment from Continental General Holdings LLC (the “Buyer”), an entity controlled by Michael Gorzynski, a director of the Company and beneficial owner of approximately 6.6% of the Company’s outstanding common stock, for a total potential transaction value of approximately $90 million, subject to certain adjustments, consisting of, among other things, a combination of $65 million in cash and the transfer to HC2 (or cancellation) and/or modification of the terms of certain HC2 and HC2-affiliate securities owned by Continental. The Company’s insurance segment is comprised of Continental Insurance Group Ltd. and its indirect, wholly-owned subsidiaries, Continental General Insurance Company and Continental LTC Inc. (collectively, “Continental”).

The transactions contemplated by the Indication of Interest are expected to be conditioned on, among other things, receipt of all necessary regulatory approvals (including approval by the Texas Department of Insurance), receipt of other required consents and approvals, receipt of a fairness opinion and approval by the board of directors of HC2 (the “Board”). Mr. Gorzynski, Executive Chairman of Continental General Insurance Company in addition to his role as a director of HC2, and Kenneth Courtis, an HC2 director, are recusing themselves from Board deliberations on this matter.

The Board intends to engage a financial advisor, following which time it expects to carefully evaluate the Indication of Interest and, if appropriate, negotiate with representatives of the Buyer. Skadden, Arps, Slate, Meagher & Flom LLP is serving as HC2’s legal advisor. The Company is not in a position to make any prediction at this time as to its response to the Buyer or any outcome relating to the Indication of Interest. There can be no assurance that any proposal or binding offer will be made or accepted, that any definitive agreement will be executed (or the timing or final terms thereof), or that any transaction will be consummated in connection with the Indication of Interest. The Company expects to file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K that will include a description of the Indication of Interest.

HC2 recently completed a $65 million rights offering and has been evaluating its portfolio to simplify its business, position the Company for growth and profitability, and enhance its capital structure.

About HC2

HC2 Holdings, Inc. (NYSE:HCHC) has a class leading portfolio of assets primarily in Infrastructure, Life Sciences, Clean Energy, Spectrum and Insurance. HC2’s largest operating subsidiary is DBM Global Inc., a family of companies providing fully integrated structural and steel construction services. Founded in 1994, HC2 is headquartered in New York, New York and directly employees 18 people.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the Indication of Interest and the transactions contemplated thereby, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change. Accordingly, no assurance can be given that any proposal or binding offer will be made or accepted, or that any transaction will be consummated on the terms contained in the Indication of Interest, or at all. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Reevemark

Paul Caminiti/Pam Greene/Luc Herbowy

HC2@reevemark.com

(212) 433-4600

Investor Contact:
FNK IR

Matt Chesler, CFA

ir@hc2.com

(212) 235-2691